root9B Technologies
A Cybersecurity & Regulatory Risk Mitigation Company

March 7, 2016

Miriam Blech
1271 Avenue of the Americas, 16th Floor
New York, NY 10020

River Charitable Remainder Unitrust f/b/o Isaac Blech
1271 Avenue of the Americas, 16th Floor
New York, NY 10020

Re: Postponement of Reservation of Shares Relating to Series C Preferred Stock

Ladies and Gentlemen:

As you know, pursuant to Section 7(c) of the Certificate of Designation of the Series C Preferred Stock of root9B Technologies, Inc. (formerly known as Premier Alliance Group, Inc.), a Delaware corporation (the "Company"), the Company is required to reserve authorized but unissued shares of common stock sufficient to permit the conversion of the then outstanding shares of Series C Preferred Stock. By affixing your counter-signature to this letter agreement (the "Agreement"), you hereby agree that, until the earlier of (i) five (5) business days after the Company holds its next annual or special meeting of its stockholders and (ii) June 30, 2016: (a) the Company shall not be required to reserve the authorized but unissued shares of common stock sufficient to permit the conversion of the then outstanding shares of Series C Preferred Stock pursuant to Section 7(c) of the Certificate of Designation of the Series C Preferred Stock; and (b) you shall not convert your shares of Series C Preferred Stock into shares of the Company's common stock. The Company shall use its best efforts to hold its annual stockholder meeting by the end of May 2016. The Company's Board of Directors has approved or will approve a proposal (the "Proposal") to either increase the authorized capital stock of the Company or take such other corporate action as is necessary and appropriate to reserve such number of the shares of authorized but unissued common stock for the conversion of all shares of the Series C Preferred Stock in accordance with their terms. The Company will submit the Proposal to its stockholders at the next meeting of its stockholders, together with the recommendation of the Board to approve such Proposal, and shall take such other actions with respect to such meeting as may be necessary or appropriate to reserve a sufficient number of the authorized but unissued shares of the Company's common stock to permit the conversion of all of the then outstanding shares of Series C Preferred Stock in accordance with their terms. The Company has no reason to believe that any holder of the Company's outstanding common stock will not vote in favor of the Proposal.

Notwithstanding the foregoing and anything to the contrary in the Company's Amended and Restated Certificate of Designation for the Series C Convertible Preferred Stock (the "Certificate of Designation"), if, prior to the approval of the Proposal and completion of all other necessary action by the Company's Board of Directors and stockholders to reserve such number of shares of the authorized but unissued common stock of the Company to enable the conversion of all shares of the Series C Preferred Stock in accordance with their terms, there shall occur a Liquidation Event, as defined in the Certificate of Designation, including a deemed Liquidation Event pursuant to Section 5(b) thereof, then the Company shall promptly pay to the holders of all of the outstanding shares of Series C Preferred Stock an amount equal the greater of (a) the Liquidation Preference, as provided in clause (i) of Section 5(a) of the Certificate of Designation and (b) 150% of the amount per share that would be payable to a holder of a share of Series C Preferred Stock had all shares of Preferred Stock been converted to Common Stock immediately prior to such Liquidation Event.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and performed in such state, without regard to principles of conflicts of law. If you are in agreement with the terms of this Agreement, please countersign this Agreement where indicated below.

Very truly yours,

ROOT9B TECHNOLOGIES, INC.

By: [signature]
Name: Brian King
Title: Chief Operating Officer

AGREED TO:

Miriam Blech 3/7/16
Miriam Blech Date

[signature] 3/7/16
Isaac Blech, Trustee Date